CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
GraphOn Corporation


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated February 7, 2003 relating to the consolidated financial statements and financial statement schedule of GraphOn Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/x/ BDO Seidman, LLP
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BDO Seidman, LLP

San Jose, California
February 10, 2004